Exhibit 99.1

PRESS RELEASE

Plantronics Files Quarterly Report on Form 10-Q

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE February 9, 2006

SANTA CRUZ, CA. - February 9, 2006 - Plantronics, Inc., (NYSE: PLT) said that in connection with the preparation of its Quarterly Report on Form 10-Q as of and for the three and nine months ended December 31, 2005, it recorded a reduction to income tax expense that was not reflected in its earnings press release of January 24, 2006.  As a result of this change, income tax expense for the nine months ended December 31, 2005 was lower by approximately $3 million and net income was higher by the same amount. Specifically, net income for the nine months ended December 31, 2005 was $60.4 million or $1.24 per diluted share, rather than the $57.4 million and $1.18 per share as previously reported. For the three months ended December 31, 2005, net income was $25 million and $0.52 per share in comparison to $22.0 million and $0.46 per share, as previously reported.

The tax provision for the third quarter of fiscal 2006 includes the benefit from the reversal of $1.7 million of deferred tax liabilities relating to the purchase accounting for the Altec Lansing acquisition, which had not been included in our results in the earnings press release. Also included in the tax provision for the third quarter of fiscal 2006 is the benefit from the reversal of $1.3 million of deferred tax liabilities relating to the purchase accounting for Altec Lansing which should have been recorded in the second quarter of fiscal 2006, the effect of which was to increase third quarter net income by $1.3 million and earnings per share by $0.03 per diluted share.

This change to previously reported tax expense does not affect operating income or cash flow and does not reduce the amount of cash tax expense the Company has paid or expects to pay. As a result, the Company’s effective tax rate on a year to date basis for fiscal 2006 decreased to 29% from 32.6% as previously reported in our earnings press release of January 24, 2006. We now expect the ratio of tax expense to pre-tax income for the Audio Entertainment Group segment to be within a range of 40-44%, absent significant changes to its tax structure. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2005 for additional information and complete financial statements.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

SAFE HARBOR

This release contains a forward-looking statement within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our belief that the ratio of tax expense to pre-tax income for the Audio Entertainment Group segment will be within a range of 40-44% going forward. This forward-looking statement involves a number of risks and uncertainties, and is based on current information and management judgment.

Among the factors that could cause the Audio Entertainment Group segment tax rate to differ from this estimate are:

•	Changes in our tax structure, especially as it relates to the Altec Lansing family of subsidiaries;
•	Changes in tax rates in jurisdictions in which we do business;
•	Changes in the deductibility of expenses for tax purposes; and
•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed on May 31, 2005, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

About Plantronics
In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.” Since then, we’ve become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange. Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Plantronics, Altec Lansing, Clarity, VolumeLogic and Sound Innovation are either registered trademarks or trademarks of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners.